AT-WILL EMPLOYMENT AGREEMENT


     This AT-WILL EMPLOYMENT AGREEMENT ("Agreement") is made, entered into, and effective as of December 1, 1998 ("Effective
Date"), by and between GTC Telecom, Inc., a Nevada corporation ("the "Company") and Jerry Deciccio ("Deciccio").


                               RECITALS

     WHEREAS, COMPANY desires to benefit from Deciccio's expertise and employ Deciccio on an "at will" basis as Chief Financial Officer and Deciccio is willing to accept such employment.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto hereby agree as follows:


                              AGREEMENT

1.   Term and Duties.

     The parties agree that this Agreement constitutes an At-Will Employment Agreement which may be terminated by either party at any time ("Termination Date"), with or without cause. The Company hereby employs Deciccio as Chief Financial Officer ("CFO") as of the Effective Date and Deciccio agrees to enter into and remain in the employ of the Company until this Agreement is terminated. Deciccio shall faithfully and diligently perform all professional duties and acts as CFO as may be reasonably requested of Deciccio by the Company or its officers consistent with the function of a CFO of a similar telecommunications company.

2.   Duties.

     2.1 Deciccio agrees to perform Deciccio's services to the best of Deciccio's ability. Deciccio agrees throughout the term of this Agreement to devote sufficient time, energy and skill to the business of the Company and to the promotion of the best interests of the Company.

3.   Compensation.

     3.1 Subject to the termination of this Agreement as provided herein, the Company shall compensate Deciccio for his services hereunder at an annual salary ("Salary") of One Hundred and Five Thousand Dollars ($105,000.00), payable in semi-monthly installments in accordance with the Company's practices, less normal payroll deductions. Provided however, that Deciccio's annual Salary shall increase to One Hundred and Twenty-Five Thousand Dollars ($144,000) upon the happening of either of the following events:

          a. The Company's gross revenues, actually received for two consecutive calendar months, exceed all gross expenditures actually paid for the same period; or

          b. The Company successfully completes a Form SB-2 registered offering of its securities.

     3.2 In addition to the Salary as defined above, the Company agrees to grant to Deciccio One Hundred and Fifty Thousand Stock
Purchase Options as follows:

          a. 25,000 Options to vest six (6) months from the date of this Agreement, provided that Deciccio is then employed by the Company, exercisable at a price of $.01 per share for a period of thirty-six (36) months from the date of vesting. If the Company at any time proposes to register any of its securities under the Securities Act of 1933 (the "Act"), including under an SB-2 Registration Statement or otherwise, it will use its best efforts to cause all the Shares into which said Options are exercisable to be registered under the Act, as amended, with the other securities which the Company at the time propose to register.

          b. The remaining 125,000 Options to vest in 1/3 increments each following year, provided that Deciccio is then employed by the Company, over the subsequent three years at an exercise price of $4.00, for a period of thirty-six (36) months from the date of vesting. The Company is not required to cause the Shares into which said Options are exercisable to be registered under the Act.

          c.   Notwithstanding the above, in the event that this
          Agreement is terminated, for       any reason, Deciccio
                                             shall have ninety (90)
                                             days from the
                                             Termination Date in
                                             which to exercise those
                                             Options already vested.
                                              All Options not
                                             exercised within ninety
                                             (90) days of the
                                             Termination Date and
                                             those not yet vested on
                                             the Termination Date,
                                             shall be forfeited by
                                             Deciccio and deemed
                                             null and void.

     3.3 In addition to the compensation set forth above, the Company shall periodically review Deciccio's performance and services rendered with a view to paying discretionary bonuses based upon above-average or outstanding performance for a prior period. Any such bonuses approved by the Company shall be paid to Deciccio within 30 days of the grant thereof.

     3.4 In addition to the Salary and bonuses stated above, commencing with the Effective Date, Deciccio shall be eligible to participate in a health insurance plan, including dependent coverage, supplied by the Company. Deciccio shall also be entitled to participate, fully and on a reasonable basis comparable to other officers, in any and all stock option, stock purchase, stock appreciation (or the like) plans, programs or arrangements heretofore or hereafter adopted or amended by the Company, and in all individual or group insurance, retirement, disability, salary continuation and other employee benefit plans, programs or arrangements or any equivalent successor plans, programs or arrangements that may now exist or hereafter be adopted by the Company. Deciccio shall be entitled to participate in any and all group life, workers' compensation, health plan, or accidental insurance plans which are adopted by the Company for the benefit of officers or employees. Deciccio shall be entitled to such sick leave and paid holidays and to such other perquisites of employment, as customarily are extended by the Company to officers or employees.
 In addition, Deciccio shall be entitled to such other benefits as the Company may elect to provide generally, from time to time, to officers or employees.



4.   Expenses.

     The Company shall reimburse Deciccio for all reasonable
business related expenses incurred by Deciccio in the course of his
normal duties on behalf of the Company.   In reimbursing Deciccio
for expenses, the ordinary and usual business guidelines and documentation requirements shall be adhered to by the Company and Deciccio.

5.   Severance.

     5.1 If, and only if, this Agreement is terminated as set forth in Section 5.2 herein, the Company shall pay to Deciccio severance in the amount equal to one-fourth (1/4) of the Salary then payable pursuant to Section 3.1 herein, at the date of Deciccio's termination (the "Termination Salary"). The Company shall pay the Termination Salary to Deciccio upon the same payment schedule and subject to all state, federal, and local tax withholdings, as though Deciccio were still employed by the Company.

     5.2  Upon the occurrence of any of the following events
Deciccio shall be entitled to terminate his employment hereunder and the Company shall be obligated to pay Deciccio the Termination Salary:

     Deciccio resigns or is terminated for a reason other than voluntarily or for Cause. The following shall constitute
     "Cause" for purposes of this Agreement:

               1.   A willful act of dishonesty by Deciccio
                    involving theft of funds or assets;

               2.   The conviction of Deciccio of a felony; or

               3. Willful failure or refusal of Deciccio to properly perform Deciccio's duties under this Agreement, other than any such failure resulting from Deciccio's exercise of business judgment or incapacity due to physical or mental illness;

     For purposes of this paragraph 5.2 no act, or failure to act, on Deciccio's part shall be considered "willful" or "intentional" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omissions was in the best interest of the Company.


6.   Vacation.

     Deciccio shall be entitled to four (4) weeks of paid vacation for each year of service, which vacation shall be used by Deciccio during the ensuing year as approved by the Company. Vacation dates shall be approved by the Company and shall be those most convenient to the Company's business. Deciccio shall also be entitled to sick days to the extent otherwise granted generally to employees and/or officers of the Company.

7.   Arbitration.

     If a dispute or claim shall arise between the parties with respect to any of the terms or provisions of this Agreement, or with respect to the performance by any of the parties under this Agreement, then the parties agree that the dispute shall be arbitrated in Orange County, California, before a single arbitrator, in accordance with the rules of either the American Arbitration Association ("AAA") or Judicial Arbitration and Mediation Services, Inc./Endispute ("JAMS/Endispute"). The selection between AAA and JAMS/Endispute rules shall be made by the claimant first demanding arbitration. The arbitrator shall have no power to alter or modify any express provisions of this Agreement or to render any award which by its terms affects any such alteration or modification. The parties to the arbitration may agree in writing to use different rules and/or arbitrator(s). In all other respects, the arbitration shall be conducted in accordance with the California Code of Civil Procedure, or equivalent. The parties agree that the judgment award rendered by the arbitrator shall be considered binding and may be entered in any court having jurisdiction as stated in Paragraph 11 of this Agreement. The provisions of this Paragraph shall survive the termination of this Agreement.

8.   Notices.

     Any notice, request, demand, or other communication given pursuant to the terms of this Agreement shall be deemed given upon delivery, if hand delivered or delivered via facsimile, or Forty-Eight (48) hours after deposit in the United States mail, postage prepaid, and sent certified or registered mail, return receipt requested, correctly addressed to the addresses of the parties indicated below or at such other address as such party shall in writing have advised the other party.

If to the Company:
          GTC Telecom, Inc.
          3151 Airway Ave., Suite P-3
          Costa Mesa, CA 92626

With a copy to:
      M. Richard Cutler, Esq.
          610 Newport Center Drive
          Suite 800
          Newport Beach, CA 92660
          Facsimile No.: 949-719-1988


If to Deciccio:
      Jerry Deciccio
          26731 Anadale Dr.
          Laguna Hills, CA 92653.

9.   Assignment.

     Subject to all other provisions of this Agreement, any attempt to assign or transfer this Agreement or any of the rights conferred hereby, by judicial process or otherwise, to any person, firm, company, or corporation without the prior written consent of the other party, shall be invalid, and may, at the option of such other party, result in an incurable event of default resulting in termination of this Agreement and all rights hereby conferred.

10.  Choice of Law.

     This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws.

11.  Jurisdiction.

     The parties submit to the jurisdiction of the Court of the State of California in and for the County of Orange, for the resolution of all legal disputes arising under the terms of this Agreement, including, but not limited to, enforcement of any arbitration award.

12.  Entire Agreement.

     Except as provided herein, this Agreement, including exhibits, contains the entire agreement of the parties, and supersedes all existing negotiations, representations, or agreements and all other oral, written, or other communications between them concerning the subject matter of this Agreement. There are no representations, agreements, arrangements, or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

13.  Severability.

     If any provision of this Agreement is unenforceable, invalid, or violates applicable law, such provision, or unenforceable portion of such provision, shall be deemed stricken and shall not affect the enforceability of any other provisions of this Agreement.

14.  Captions.

     The captions in this Agreement are inserted only as a matter of convenience and for reference and shall not be deemed to define, limit, enlarge, or describe the scope of this Agreement or the relationship of the parties, and shall not affect this Agreement or the construction of any provisions herein.

15.  Counterparts.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

16.  Modification.

     No change, modification, addition, or amendment to this Agreement shall be valid unless in writing and signed by all parties hereto.

17.  Waiver.

     No waiver of any breach, covenant, representation, warranty or default of this Agreement by any party shall be considered to be a waiver of any other breach, covenant, representation, warranty or default of this Agreement.

18.  Interpretation

     The terms and conditions of this Agreement shall be deemed to have been prepared jointly by all of the Parties hereto. Any ambiguity or uncertainty existing hereunder shall not be construed against any one of the drafting parties, but shall be resolved by reference to the other rules of interpretation of contracts as they apply in the State of California.

19.  Taxes.

     Any income taxes required to be paid in connection with the payments due hereunder, shall be borne by the party required to make such payment. Any withholding taxes in the nature of a tax on income shall be deducted from payments due, and the party required to withhold such tax shall furnish to the party receiving such payment all documentation necessary to prove the proper amount to withhold of such taxes and to prove payment to the tax authority of such required withholding.

20.  Not for the Benefit of Creditors or Third Parties.

     The provisions of this Agreement are intended only for the regulation of relations among the parties. This Agreement is not intended for the benefit of creditors of the parties or other third parties and no rights are granted to creditors of the parties or other third parties under this Agreement. Under no circumstances shall any third party, who is a minor, be deemed to have accepted, adopted, or acted in reliance upon this Agreement.



IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.



"Company"                          "Deciccio"

GTC Telecom, Inc.                       Jerry Deciccio


/s/Paul Sandhu                       /s/Jerry Deciccio
By: Paul Sandhu, President